EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made effective the first day of July, 2004 (“Effective Date”) by and between The Cleveland Clinic Foundation, a non-profit Ohio corporation (“CCF”), and Cleveland BioLabs, Inc., a corporation organized and existing under the laws of the State of Ohio (“CBL”).

WHEREAS, CCF owns the Licensed Patents and CCF Technology which were developed at CCF prior to the Effective Date of this Agreement and, in addition may be further developed at CCF under the direction of Dr. Andrei Gudkov, an employee of CCF (“Doctor”),

WHEREAS, CCF desires to have the Licensed Rights developed and used for the benefit of CBL, CCF and the public pursuant to the Development Plan and the Research and Development Milestones, and

WHEREAS, CBL desires a license under all of the Licensed Rights.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1. Definitions.

For the purpose of this Agreement, the definitions of Appendix A shall apply.

Section 2. Grant.

A. Exclusive License to CBL.

Subject to the terms and conditions of this Agreement, CCF hereby grants to CBL an exclusive license under the Licensed Rights to: (a) make, have made, develop, use, import, export, distribute, market, promote, offer for sale and sell Products, (b) practice any method, process or procedure within the Licensed Patents or the CCF Technology, and (c) otherwise exploit the Licensed Rights within the Licensed Territory for use within the Licensed Field; and to have any of the foregoing performed on its behalf by a third party. This grant shall be subject to the rights retained by CCF set forth in Section 2.G.

B. Affiliates.

CBL may extend the right and license granted to CBL under Section 2.A to any Affiliate provided that such Affiliate consents to be bound by the terms of this Agreement to the same extent as CBL.

C. Right to Sublicense.

CBL and any Affiliate may grant and authorize sublicenses within the scope of the right and license granted to CBL pursuant to this Agreement, upon termination of this Agreement, any and all existing sublicenses shall survive; provided that such sublicensees promptly agree in writing to be bound by the terms of this Agreement.

D. Rights of First Refusal to CBL.

CBL will have an option to license additional inventions in the CCF Technology, which are not covered under Existing Patent Rights as follows:

(i) CCF shall promptly provide CBL with a written, enabling disclosure (“Invention Disclosure Report”) with respect to any invention or discovery in the Licensed Field conceived or reduced to practice, alone or jointly with others, by Doctor, or by other CCF personnel arising out of or in direct connection with work in Doctor’s laboratory or under his direction (an “Option Invention”), during the term of this Agreement.

(ii) CBL shall have the option to include any Option Invention within the CCF Technology for all purposes of this Agreement. To exercise such option with respect to any particular Option Invention, CBL shall notify CCF within sixty (60) days after receiving an Invention Disclosure Report and a written request from CCF as to whether CBL wishes to acquire a license to such Option Invention. If CBL elects to acquire such a license, the Option Invention shall be included within the License Rights and all worldwide patents rights disclosing the Option Invention shall be included with the Licensed Patents, both under this Agreement. CBL and CCF agree promptly to update Appendix G hereto upon request by either party from time to time, to reflect all patents and patent applications then within the Licensed Patents.

E. Disclosure of Licensed Rights.

As promptly as practicable following the date of this Agreement and on an ongoing basis thereafter, CCF will disclose to CBL all Licensed Rights which are licensed under this Agreement in such form as may be reasonable to describe the Licensed Rights to CBL clearly and economically.

F. Control of Patent Prosecution by CBL.

(i) CBL shall have primary responsibility to (a) file and prosecute any domestic and/or foreign patent application which discloses the Licensed Rights, and all additional applications with respect to Improvements, and (b) maintain any patent that may issue therefrom. All such patent applications and patents issuing therefrom shall be deemed to be patent applications and patents within the Licensed Patents and CCF shall have all right, title and interest therein, subject to the license granted to CBL under this Agreement. All costs and expenses of all such patent work, including preparation fees, filing fees, taxes, annuities, working fees, issuance fees, maintenance fees, and/or renewal and extension charges shall be paid by CBL.

(ii) CBL shall give CCF a reasonable opportunity to review (a) the text of all such applications before filing, and (b) the content of any proposed responses to official actions of the United States Patent and Trademark Office and foreign patent offices during prosecution of such patent applications; and shall consult with CCF with respect thereto. For purposes of this Section (ii), “reasonable” shall mean sufficiently in advance of any decision by CBL or any deadline imposed upon written response by CBL so as to allow CCF to meaningfully review such decision or written response and also provide comments to CBL in advance of such decision or deadline to allow comments of CCF to be considered and incorporated into CBL’s decision or written response.

(iii) In consultation with CCF, CBL will file patent applications within the Licensed Patents, prosecute patent applications within the Licensed Patents, and maintain patents within the Licensed Patents, in each case pursuant to CBL’s rights under this Section 2.F in such countries as CBL may desire from time to time by notice to CCF. In the event CBL does not file for or continue prosecution of any such patent application within the Licensed Patents or maintain any such patent pursuant to CBL’s rights under this Section 2.F, in any country, (a) CBL shall notify CCF in writing pursuant to Section (iv) below, and in such event CCF may at its discretion pursue such filing, prosecution and/or maintenance, and (b) CBL’s license with respect to such patent application and/or such patent in such country shall terminate.

(iv) CBL agrees to keep CCF informed in a timely manner of the contents, status and progress of all patent applications within the Licensed Patents filed and prosecuted by CBL, and to provide copies of such patent applications and documents relating thereto to CCF. CBL agrees to provide CCF with such information and documentation with respect to all Licensed Patents, as CCF shall reasonably request. CBL further agrees that CBL will not allow any such patent application or any patent that may issue therefrom to become abandoned until CCF has determined, and informed CBL, that CCF does not desire to continue prosecution or appeal(s) or maintenance of such patent application or patent in accordance with CCF’s rights pursuant to Section (iii) above; provided that CBL’s obligations to continue prosecution or appeals(s) or maintenance of any such patent application or patent will not extend beyond the three (3) month anniversary of CBL’s written notice to CCF of CBL’s election pursuant to Section (iii) above.

(v) In the event that CBL elects not to file any patent application within the Licensed Patents, or thereafter elects not to continue prosecution of any such patent application, or elects not to maintain any patent that may issue therefrom pursuant to Section (iii) above, CCF shall have the right, at CCF’s option and expense and in its own make, to file for and prosecute such patent application and maintain such patent using patent counsel selected by CCF, and CBL shall cooperate therewith.

G. Research Use Right.

All licenses granted under Section 2 of this Agreement are subject to a reserved, irrevocable, exclusive, fully-paid up non-assignable license back to CCF to make and use, for academic or research purposes only, any applicable CCF Technology, the Licensed Patents and any Improvement or Innovation created by CBL or CCF.

H. Right to Publish.

Subject to Section 19, all licenses granted under this Agreement (including, without limitation, those set forth in Sections 2.A and 2.B) are subject to a reserved, irrevocable, exclusive, fully-paid up non-assignable license back to CCF to publish the general scientific findings from research related to the Licensed Rights.

Section 3. Development and Regulatory Approvals and Diligence Provisions.

A. Development Plan.

(i) CBL agrees to and warrants that it has the expertise necessary to independently evaluate the inventions of the Licensed Patents and to develop Products for sale in the commercial market and that all licenses, rights and benefits granted by CCF to CBL under this Agreement are specifically contingent upon CBL’s diligent and timely efforts to develop Products for the commercial market.

(ii) CBL agrees to provide CCF within ninety (90) days of the execution and delivery of this Agreement with a Development Plan describing the steps necessary to allow the inventions of the Licensed Patents to be utilized to provide Products for sale in the commercial market. In addition, within sixty (60) days following the end of each semi-annual period of CBL’s fiscal year ending on June 30 and December 31 (each, a “Half-Year”) for the term of this Agreement, CBL will provide CCF with a written Development Report summarizing CBL’s product development activities since the last Development Report and any necessary adjustments to the Development Plan. All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of CBL, and CBL shall rely entirely on its own expertise with respect thereto. CCF’s review of CBL’s Development Plan is solely to verify the existence of CBL’s commitment to development activity and to assure compliance with CBL’s obligations to utilize the inventions of the Licensed Patents to commercialize Products for the marketplace, as set forth in Section 3.B. CCF reserves the right to audit CBL’s records relating to development of Products as required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth for audit of the financial records of CBL in Section 6.

B. Diligence Provisions.

(i) CBL shall use commercially diligent efforts to bring one or more Products to market as soon as practical, consistent with sound and reasonable business practices and judgments. CBL shall be deemed to have satisfied its obligations under this Paragraph (i) if CBL has an ongoing and active research, development, manufacturing, marketing or sublicensing program, as appropriate, directed toward bringing such Product to market in a timely fashion. Any efforts of CBL’s sublicensees shall be considered efforts of CBL for the sole purpose of determining CBL’s compliance with its obligation under this Paragraph (i).

(ii) If in CCF’s estimation, CBL is not fulfilling its obligations under Paragraph (i) above and CCF so notifies CBL in writing, CCF and CBL shall negotiate in good faith to revise the Exclusive License Agreement.

C. CBL shall be solely responsible for securing any federal, including U.S. Food and Drug Administration (“FDA”), state, local or foreign Regulatory Approval necessary for commercial sale of Products. Each Regulatory Approval shall be made in CBL’s name or in the name of an Affiliate or lawful designee of CBL unless applicable law requires otherwise, or CCF and CBL otherwise agree that a particular approval be made in the name of CCF or an Affiliate or lawful designee of CCF. CCF agrees that, notwithstanding any such Regulatory Approval made in its name, CBL retains the exclusive rights to make, have made, import, export, use, distribute, promote, offer for sale and sell Products as granted to CBL in this Agreement. CCF will lend assistance on a reasonable basis to facilitate CBL’s acquisition of necessary Regulatory Approvals for commercial sale. Such assistance will include the provision to CBL as promptly as reasonably practicable of scientific and clinical data obtained by CCF relating to the Licensed Rights and the Products. CBL shall be responsible for reimbursing CCF for any reasonable direct costs associated with such activity.

D. CBL shall, at its own expense, use reasonable commercial efforts to develop and obtain Regulatory Approvals for, and commercialize the Products in such countries in the Licensed Territory where, in CBL’s sole opinion, it is commercially desirable to do so. The parties acknowledge and agree that all business decisions, including, without limitation, decisions relating to the registration, manufacture, sate, commercialization, design, price, distribution, marketing and promotion of Products covered under this Agreement, shall be within the sole discretion of CBL. CCF acknowledges that CBL is in the business of developing, manufacturing, marketing and selling biopharmaceutical products. Nothing in this Agreement shall be construed as restricting CBL’s conduct of such business or imposing on CBL the duty to market and/or sell Products for which royalties are payable hereunder to the exclusion of, or in preference to, any other CBL product, or in any way other than in accordance with its normal commercial practices.

Section 4. Consideration.

A. License Fees.

In partial consideration of the rights and licenses granted by CCF to CBL under this Agreement, CBL agrees to issue to CCF within forty-five (45) days of the execution and delivery of this Agreement the aggregate number of shares of CBL stock set forth in and subject to the terms of the Common Stock Subscription Agreement set forth in Appendix B.

B. Milestone Payments.

For each Product developed by CBL, a CBL affiliate, or a joint venture in which CBL is involved, CBL shall pay to CCF Milestone Payments, creditable against Earned Royalties, and Sublicense Royalties, as development of a Product progresses through major developmental milestones as follows:

(1) For Products limited to biodefense uses:

(i) For any INDA filing for a Product, $50,000;

(ii) For any Product entering Phase II clinical trials, $100,000;

(iii) For any PLA (Product License Application) or NDA filing for a Product, $350,000; and

(iv) Upon regulatory approval permitting any Product to be sold to the commercial market, $1,000,000; or

(2) For all other Products:

(i) For any INDA filing for a Product, $50,000;

(ii) For any Product entering Phase II clinical trials, $250,000;

(iii) For any Product entering Phase III clinical trials, $700,000;

(iv) For any PLA (Product License Application) or NDA filing for a Product, $1,500,000; and

(v) Upon regulatory approval permitting any Product to be sold to the commercial market, $4,000,000;

provided that the applicable milestone due CCF under this Section has not accrued on another Product that is for the same (i) application; or (ii) target.

C. Earned Royalties.

(i) In further consideration of the rights and licenses granted by CCF to CBL under this Agreement, CBL agrees to pay CCF for each Product Sold in the commercial market by CBL, a CBL affiliate, or a joint venture in which CBL is involved, CBL agrees to pay to CCF as “Earned Royalties” a royalty calculated as a percentage of the Net Sales of Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of earlier of the date CBL receives payment for the sale, lease or other disposition of the Product for consideration or the date the Product is Sold to a consumer. Subject to the terms of this Agreement, the royalty shall remain fixed while this Agreement is in effect as follows: (a) for any Licensed Patent which is solely owned by CCF, a rate of two percent (2%); (b) for any Licensed Patent which is jointly owned by CCF and CBL, a rate of one percent (1%).

(ii) Royalties due CCF under this Agreement shall be reduced by the amount of royalties, if any, paid to third parties by CBL, its Affiliates or sublicensees in order to make, use or sell the Products, pursuant to agreements entered into in good faith after the date of this Agreement with parties owning or controlling a patent containing patent claims which, but for such agreements, would bar the manufacture, use or sale of a Product derived from any of the Licensed Rights.

(iii) The obligation to pay royalties under this Agreement shall be waived and excused to the extent that statutes, laws, codes or government regulations (including currency exchange regulations) of any foreign country in which Products are sold prevent such royalty payments by the seller of Products (whether CBL, its Affiliates or sublicensees). In the event that royalty payments to CCF are excused pursuant to this paragraph, the parties shall negotiate a mutually acceptable arrangement that preserves the benefit of this Agreement for each of the parties;

(iv) If a compulsory license is granted to a third party with respect to a Product in any country in the Licensed Territory with a royalty rate lower than provided in this Section 4.C, then the royalty rate to be paid by CBL to CCF on the selling price in that country shall be reduced to the rate paid by the compulsory licensee.

(v) In the event that more than one patent within the Licensed Patents is applicable to any Product subject to royalties under Section 4.C or Section 4.D, then only one royalty shall be paid to CCF as follows: (a) for more than one Licensed Patent, each of which is solely owned by CCF, the royalty shall be at the rate of a Licensed Patent solely owned by CCF, (b) for more than one Licensed Patent, one of which is jointly owned by CCF and CBL, the royalty shall be at the rate of a Licensed Patent jointly owned by CCF and CBL.

(vi) The royalties payable under Section 4.C shall be paid on a country-by-country basis on each Product until the expiration of all Licensed Patents which cover such Product in such country.

(vii) In the event that more than one patent within the Licensed Patents is applicable to any Product subject to royalties under Section 4.C or Section 4.D, then the Earned Royalties due CCF hereunder shall be equal to the amount calculated in Section 4.C(i) multiplied by X divided by Y, where “X” is the number of applicable patents within the Licensed Patents that are solely owned by CCF and “Y” is the total number of applicable patents within the Licensed Patents.

D. Sublicense Royalties.

(i) In further consideration of the rights and licenses granted by CCF to CBL under this Agreement, CBL agrees to pay CCF for each Product Sold in the commercial market by a Sublicensee as “Sublicensed Royalties” a royalty calculated as a percentage of the royalties received from the Sublicenses equal to:

(a) Where sublicenses have been granted by CBL prior to the filing of an INDA for a Product, under the sponsorship of CBL, CBL shall pay to CCF the following royalty rates for Product Sales: (1) for the sublicense of Licensed Patents solely owned by CCF, thirty-five percent (35%) of any and all upfront Sublicensing Fees, and thirty-five percent (35%) of all royalties received from the Sublicensee; or (2) for any sublicense of Licensed Patents which are jointly owned by CCF and CBL, seventeen and one half percent (17 1/2%) of any and all upfront Sublicensing Fees, and seventeen and one half percent (17 1/2%) of all royalties received from the Sublicensee.

(b) Where sublicenses have been granted after filing of an INDA for a Product, under the sponsorship of CBL, but prior to final approval of the relevant PLA/NDA, CBL shall pay to CCF the following royalty rates for Product Sales: (1) for the sublicense of Licensed Patents solely owned by CCF, twenty percent (20%) of any and all upfront Sublicensing Fees, and twenty percent (20%) of all royalties received from the Sublicensee; or (2) for any sublicense of Licensed Patents which are jointly owned by CCF and CBL, ten percent (10%) of any and all upfront Sublicensing Fees, and ten percent (10%) of all royalties received from the Sublicensee.

(c) Where sublicenses have been granted after final approval of the relevant PLA/NDA for a Product, CBL shall pay to the following royalty rates for Product Sales: (1) for the sublicense of Licensed Patents solely owned by CCF, ten percent (10%) of any and all upfront Sublicensing Fees, and ten percent (10%) of all royalties received from the Sublicensee; or (2) for any sublicense of Licensed Patents which are jointly owned by CCF and CBL, five percent (5%) of any and all upfront Sublicensing Fees, and five percent (5%) of all royalties received from the Sublicensee.

(ii) “Sublicense Fees” shall mean all cash license fees received by CBL or an Affiliate upon execution of a sublicense between CBL or an Affiliate with a Sublicensee relating to Products (net of withholding taxes or other tax-related reductions in accordance with Section 4.F(iii) herein), or equity (including options to purchase equity) in the Sublicensee that CBL or an Affiliate receives upon execution of such a sublicense in lieu of such a cash license fee. It is understood that Sublicense Fees shall not include royalties, advances against future royalties, Product development funds, equity investments, or scientific benchmark payments or payments for past research expenditures relating to development of Products. In addition, it is understood that this Section 4.D shall not be deemed to require CBL to share with CCF any cash or equity received by CBL in connection with an acquisition by a third party of all or substantially all of the business or assets of CCF to which this Agreement pertains.

E. Accrual of Payments.

Amounts due to CCF under Sections 4.B, 4.C, and 4.D. of this Agreement will be accrued, without interest, until such time as CCF’s equity ownership in CBL falls below five percent (5%) of the total outstanding shares of CBL on a fully-diluted basis or CBL has received more than thirty million dollars ($30,000,000) in funding and/or revenues from non-CCF sources; provided however that any accrued accounts will become due upon (i) liquidation of CBL, winding-up of the CBL’s operations; (ii) termination of this Agreement; or (iii) to the extent such amounts due to CCF are related to a particular patent application or patent within the Licensed Patents for which CBL exercises its rights under Section 7.D.

F. Accounting; Payments.

(i) Subject to Section 4.E, amounts owing to CCF under Sections 4.B, 4.C, and 4.D shall be paid on a semi-annual basis, with such amounts due and received by CCF on or before the sixtieth (60th) day following the end of each Half-Year in which such amounts were earned. The balance of any amounts, which remain unpaid more than thirty (30) days after they are due to CCF, shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii) Except as otherwise directed, all amounts owing to CCF under this Agreement shall be paid in U.S. dollars to CCF at the address provided in Section 17.i. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made at the rate used by CBL in calculating CBL’s own revenues for financial reporting purposes.

(iii) Any withholding or other tax that CBL or Affiliate are required by law to withhold shall be deducted from said royalties and promptly paid to the taxing authority. If royalties paid to CBL or Affiliate by a sublicensee on Net Sales of Products are reduced for withholding or similar taxes, the Sublicense Royalties due CCF shall equal the amount calculated in Section 4.D multiplied by (1-X), where “X” equals the total percentage of Net Sales payable as any withholding or other tax. In regard to any tax so deducted, CBL shall furnish CCF with proper evidence of the taxes paid.

(iv) A full accounting showing how any amounts owing to CCF under Section 4.C have been calculated shall be submitted to CCF on the date of each such payment. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized either on the form shown in Appendix C of this Agreement or in a reporting format that contains substantially similar information. In the event no payment is owed to CCF, a statement setting forth that fact shall be supplied to CCF.

Section 5. Representations and Warranties.

A. CCF represents and warrants that:

(i) except to the extent otherwise provided under Section 15 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Rights free and clear of any lien, encumbrance, royalty or other payment obligation, and, to the best of its actual knowledge, without any conflict with or infringement of the rights of any third party;

(ii) CCF has all requisite authority to execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, the right to grant the licenses granted to CBL under this Agreement;

(iii) it has not previously assigned, transferred, conveyed or otherwise encumbered any of its right, title and interest in the Licensed Rights;

(iv) to the best of its actual knowledge, there are no third party pending patent applications which, if issued, cover the development, manufacture, use or sale of Products;

(v) there are no claims, judgments or settlements against or owed by CCF or pending or, to the best of its actual knowledge, threatened claims or litigation relating to the Licensed Rights;

(vi) there are no collaborative, licensing, transfer, supply, distributorship or marketing agreements or arrangements or other similar agreements to which it or any of its Affiliates are party relating to any of the Licensed Rights or Products; and

(vii) neither it nor its Affiliates shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement;

(viii) to the best of its knowledge, CCF does not own any rights in any other patent or patent application, the claims of which would dominate the claims of a patent or patent application within the Licensed Patents as applied to the Licensed Field, or that claim any invention of Doctor relating to the Licensed Field.

However, nothing in this Agreement shall be construed as:

(i) a warranty or representation by CCF as to the validity or scope of any of the Licensed Patents;

(ii) except to the extent provided above in this Section 5.A, a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

(iii) an obligation to furnish any know-how not provided in the Licensed Rights or any services, other than those specified in this Agreement.

B. CCF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY CBL OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

C. CBL represents and warrants that Products produced under the license granted herein shall be manufactured in accordance with all material respects with applicable federal, state and local laws, rules and regulations, including, without limitation, in accordance in all material respects with all applicable rules and regulations of the FDA.

Section 6. Recordkeeping.

A. CBL shall keep books and records sufficient to verify the accuracy and completeness of CBL’s accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their manufacture. In addition, CBL shall maintain documentation evidencing that CBL is in fact pursuing development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Service to obtain tax credit, if available, for research and development of Products. Such books and records shall be preserved for a period not less than three (3) years after they are created during and after the term of this Agreement.

B. CBL shall take all reasonable steps necessary so that the accounting firm representing CBL, or any other registered CPA mutually agreeable to CCF and CBL, may within sixty (60) days of request by CCF review and copy all the books and records to allow CCF to verify the accuracy of CBL’s royalty reports and Development Reports. Such review shall be performed at the expense of CCF upon reasonable notice and during regular business hours at a single U.S. location of CBL’s choice.

C. If a royalty payment deficiency is determined, CBL shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4.F(i). If a royalty payment deficiency for a calendar year exceeds the lesser of five percent (5%) of the royalties paid for that year or $50,000, then CBL shall be responsible for paying CCF’s reasonable out-of-pocket expenses incurred with respect to such review, but such payment shall not exceed the amount of the deficiency.

Section 7. License Term and Termination Provisions.

A. The term (the “Term”) of this license shall begin on the date of this Agreement and continue until this Agreement is terminated as provided herein or the payment of Earned Royalties under Section 4.C, once begun, ceases for more than one- (1) year other than as a result of the circumstances described in Section 7.0 or due to reduction or off-set provisions in this Agreement.

B. Any and all licenses granted under this Agreement are strictly subject to CBL’s diligent efforts to commercialize Products. CCF may, at its option terminate this Agreement ninety days (90) after giving written notice of termination to CBL during the continuation of any of the following events by CBL:

(i) failure to achieve the mutually-agreed upon objectives set forth in the Development Plan, as set forth in Appendix D attached hereto and subject to the Research and Development Milestones, as set forth in Appendix F attached hereto;

(ii) failure to timely pay any monies due to CCF;

(iii) failure to timely submit to CCF any Development Report;

(iv) commission daily breach in any material respect of any other covenant herein contained;

(v) committing any act of bankruptcy, becoming insolvent, or unable to pay its debts as they become due, filing a petition under any bankruptcy or insolvency act, or having any such petition filed against it which is not dismissed within sixty- (60) days; or

(vi) offering any component of the Licensed Rights to its creditors or any other third party in violation of this Agreement;

provided that CBL may avoid such termination if before the end of such ninety (90) day period CBL notifies CCF in writing that such breach or default has been cured. However, if CBL disputes such breach in writing within such ninety (90) day period, CCF shall not have the right to terminate this Agreement unless and until a tribunal of competent jurisdiction has determined that this Agreement was materially breached. Furthermore, this paragraph shall not suspend any obligation of CBL to compensate CCF for any undisputed amount, as provided for under any term of this Agreement, during the pendency of any determination of breach.

C. Notwithstanding the foregoing, the obligations of CBL with respect to the commercialization of Products under this Agreement are expressly conditioned upon the continuing absence of a materially adverse condition which results in a delay in the commercialization of the Products, including, but not limited to, a substantially adverse condition or event relating to the safety or efficacy of a Product or unfavorable pricing, pricing reimbursement, labeling or lack of Regulatory Approval, and the obligation of CBL to develop or market any such Product, and CCF’s right to terminate this Agreement set forth in this Section 7.C, shall be delayed, tolled or suspended so long as such condition or event exists (i) as mutually agreed by CBL and CCF; or (ii) as determined by arbitration pursuant to Section 22.

D. CBL may terminate this Agreement in its entirety or as to any particular patent application or patent within the Licensed Patents at any time by giving at least ninety- (90) days written notice of such termination to CCF. A brief statement of the reasons for termination shall accompany such a notice. From and after the effective date of a termination under this Paragraph with respect to a particular patent application or patent, such patent application and patent in the particular country shall cease to be within the Licensed Patents for all purposes of this Agreement. Upon a termination of this Agreement in its entirety under this Paragraph, all rights and obligations of CBL and CCF shall terminate, except as provided in Section 7.F.

E. Upon termination of this Agreement, CBL’s rights to the Licensed Rights or any Improvement granted hereunder and all use thereof shall terminate and any and all rights in the Licensed Patents and the CCF Technology shall revert back to CCF and, if requested by CCF, CBL shall destroy or return, at CCF’s sole option, all copies of any media or materials which are the property of CCF, including but not limited to all documentation, notes, plans, drawings, copies, samples and computer code. Notwithstanding the termination of this Agreement, CBL shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination, subject to Section 4.C and all rights granted to CCF under this Agreement to any extant Innovations or Improvements shall remain in effect.

F. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Section 2.B, the last sentence of Section 2.D.i, and Sections 2.F, 2.G, 7.E, 7.F, 16, 19, 22 and 23 shall survive the expiration or termination of this Agreement and remain in full force and effect regardless of the cause of termination. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination.

G. Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

H. In the event that this Agreement is terminated for any reason, CBL, Affiliates and customers of either CBL or an Affiliate may, after the effective date of such termination, sell or otherwise dispose of all Products and parts therefor that CBL, Affiliates and customers of either CBL or an Affiliate may have on hand on the effective date of such termination, subject to CBL’s payment to CCF of royalties pursuant to Section 4 of this Agreement. Upon termination of this Agreement for any reason, any sublicense granted by CBL or an Affiliate, if any, under this Agreement shall survive, provided that the sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement.

Section 8. Assignability.

This Agreement may not be assigned by CBL without the prior written consent of CCF, which will not be unreasonably withheld provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. CCF may assign its right to receive payments hereunder.

Section 9. Contest of Validity.

In the event CBL or a third party contests the validity of any Licensed Patent, CBL shall continue to pay royalties with respect to that patent as if such contest were not underway to an escrow agent mutually agreed to by the parties, to be held in a separate interest bearing account in accordance with the terms of a mutually acceptable escrow agreement between the parties in form and substance as is customary for such purposes, until such time as a court of last resort adjudicates the validity or invalidity of such patent. If such court of last resort confirms the invalidity or unenforceability of such patent, then all royalties previously paid by CBL into escrow pursuant to this paragraph, together with all interest accrued thereon and any other amounts earned in respect thereof (collectively, the “Escrow Funds”), shall be promptly paid to CBL. If such court of last resort confirms the validity or enforceability of such patent, then the Escrow Funds shall be promptly paid to CCF.

Section 10. Protection of Licensed Rights.

CCF and CBL agree to assist each other to the extent necessary to protect any of CCF’s or CBL’s rights in the Licensed Rights. CCF and CBL shall notify each other in writing of any infringements by others of the Licensed Rights. Following receipt of such notification, CCF and CBL shall engage in meaningful consultation as to the means of preventing such infringements and shall cooperate in any preliminary steps, short of filing a lawsuit, including but not limited to preliminary investigations, engagement of counsel and/or sending cease-and-desist letters, that CCF and CBL shall mutually determine are required prior to the filing of any lawsuit. Pursuant to Section 11 below, CBL may commence or prosecute any claims or suits in its own name or join CCF as a party thereto. However, should CBL decline or fail to commence or prosecute such claims or suits, CCF may itself institute such claims or suits in its own name and join CBL as a party thereto, except that CCF shall not institute such claims or suits without first obtaining the written consent of CBL to do so, which consent shall not be unreasonably withheld, conditioned or delayed. CCF and CBL shall cooperate fully in any claims or suits commenced and prosecuted by either party pursuant to this Section 10.

Section 11. Enforcement of Licensed Rights.

A. CBL has the right, but not the obligation, to defend the Licensed Rights against infringement, interference or opposition by other parties in any country, including by bringing any legal action for infringement or opposition or defending any counterclaim of invalidity, notice of opposition or action of a third party for declaratory judgment of non-infringement or interference. CBL may bring or defend, or subject to CCF’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, may settle any such actions solely at its own expense and through counsel of its selection; provided, however, that CCF shall be entitled in each instance to participate through counsel of its selection and at its own expense. CCF has no obligation or responsibility with respect to any such infringement action or interference except to provide reasonable assistance to CBL as requested, and CBL shall reimburse CCF for its reasonable out-of-pocket expenses in connection with any such assistance. CBL shall be entitled to credit against royalties payable to CCF hereunder fifty percent (50%) of its out-of-pocket costs and expenses incurred in connection with such action, including, without limitation, legal fees, expert fees and related costs and expenses, at a rate not to exceed fifty percent (50%) of the royalties due CCF in any Half Year. Any amounts entitled to be so credited and not previously credited may be carried forward. In the event of a favorable settlement or award of damages, the amount received shall be shared equally by CCF and CBL, provided that CBL may deduct from CCF’s share any uncredited share of the above expenses. CCF’s sole financial obligation with respect to such litigation will be limited to the right of CBL to credit fifty percent (50%) of its costs and expenses against royalties as provided herein.

B. In the event CBL is permanently enjoined from exercising any of the License Rights granted hereunder pursuant to an infringement action brought by a third party, or if CBL elects not to undertake the defense or settlement of such a claim of alleged infringement for a period of six (6) months from notice of such claim or suit, then CBL’s rights and obligations under this Agreement with respect to said License Rights will terminate upon written notice of CCF, subject to Section 7 of this Agreement. If CBL elects to defend any such action, then CBL shall be entitled to credit against royalties payable to CCF hereunder fifty percent (50%) of its out-of-pocket costs and expenses incurred in connection with such action at a rate not to exceed fifty percent (50%) of the royalties due CCF in any Half Year. Any amounts entitled to be so credited and not previously credited may be carried forward.

Section 12. Patent Marking.

CBL shall mark all Products or Products’ packaging with the appropriate patent number reference in compliance with the requirements of United States law (see 35 U.S.C. §287).

Section 13. Product Liability and Conduct of Business.

A. CBL shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold CCF and its respective trustees, officers, employees, students, and agents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of CBL hereunder. CCF at all times reserves the right to select and retain counsel of its own to represent CCF’s interests in any such action, subject to CBL’s sole control of the defense thereof and all related settlement negotiations.

B. Neither party shall be liable to the other party for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. Except as provided in this Agreement, CCF shall not have any responsibilities or liabilities whatsoever with respect to Product(s).

C. CBL shall at all times comply in all material respects, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

D. CBL warrants that it now maintains and will continue to maintain liability insurance coverage that, based on industry experience, it believes to be appropriate to the risk involved in marketing the Products subject to this Agreement. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, CBL will present evidence to CCF that such coverage is being maintained. In addition, CBL shall provide CCF with at least ten (10) days prior written notice of any change in or cancellation of the insurance coverage.

Section 14. Use of Names.

CBL shall not use the name, logo, likeness, trademarks, image or other intellectual property of CCF for any advertising, marketing, endorsement or any other purposes without the specific prior written consent of an authorized representative of CCF as to each such use. For purposes of the foregoing provision, an authorized representative of CCF means a representative of CCF’s Department of Media Relations and/or CCF’s Office of General Counsel.

Section 15. United States Government Interests.

It is understood that the United States Government (through one or more of its agencies or otherwise) may have funded research resulting in the inventions embodied in the Licensed Patents, and if so, the United States Government may have certain rights relative thereto under the provisions of 35 U.S.C. §200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations. This Agreement shall be subject to such rights under any such Government funding agreement, applicable law or regulation. CCF represents and warrants that it (i) has complied and agrees to continue to comply during the term of this Agreement with all laws and regulations applicable to such a Government funding agreement, and (ii) has done and will continue to do all acts necessary to retain ownership of all inventions within the Licensed Rights, including disclosing subject inventions to the Government and electing to retain title in subject inventions.

Section 16. Miscellaneous.

This Agreement shall be governed, construed, and interpreted in all respects in accordance with the laws of the State of Ohio without regard to that state’s conflict of laws provisions. The parties hereto are independent contractors and not joint venturers or partners.

Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(i)	If from CBL to CCF:

Communications of a scientific nature to:

Andrei Gudkov, Ph.D.
The Cleveland Clinic Foundation
Lerner Research Institute / NC-20
9500 Euclid Avenue
Cleveland, OH 44195

Communications relating to use of name, intellectual property and/or licensing to:

Commercialization Counsel
CCF Innovations / ND20
9500 Euclid Avenue
Cleveland, OH 44195

Payments to:

The Cleveland Clinic Foundation
Re: CCF-CBL License
P.O. Box 931532
Cleveland, OH 44193-5007
Attn: Ms. Caryn Cua

The CCF Federal Tax ID Number is 34-0714585

(ii)	If from CCF to CBL:

Cleveland Biolabs, Inc.
10265 Carnegie Avenue
Cleveland, Ohio 44106
Attn: Michael Fonstein

With a copy to:

Howrey Simon Arnold & White
321 N. Clark Street
Suite 3400
Chicago, Illinois 60610
Fax: (312) 595-2250
Tel: (312) 595-1239
Attn: Teddy C. Scott, Jr.

Section 17. Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 18, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 18. Severability.

If any provision of this Agreement is held to be invalid, the other provisions will not be affected to the greatest extent possible consistent with the parties’ intent.

Section 19. Confidentiality.

A. CBL acknowledges that the CCF Technology is based upon and includes valuable trade secrets and confidential information of CCF, the development of which reflects the investment of considerable expertise and other resources. CCF acknowledges that CBL may disclose valuable confidential information to CCF pursuant to the terms of this Agreement. Accordingly, both parties agree to keep any Confidential Information and the CCF Technology in confidence and not to use or disclose the same except in pursuance of the terms of this Agreement.

B. Both parties agree to keep any information identified as confidential by the disclosing party, confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” shall include CBL’s Development Plan and development reports, CBL’s books and records maintained pursuant to Section 6, all CCF Technology, Improvements, the Licensed Rights and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the parties hereto. Except as may be authorized in advance in writing by the other party, each party shall grant access to the Confidential Information only to its own employees involved in research relating to the CCF Technology and/or manufacture or marketing of the Products, and each party shall require such employees to be bound by this Agreement as well. Each party agrees not to use any Confidential Information to its advantage and the other party’s detriment, including, but not limited to, in the case of CBL, claiming priority to any application serial numbers of any Licensed Patents in any patent prosecution by CBL, The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i) the recipient party can show by written record that it possessed the information prior to its receipt from the other party;

(ii) the information was already available to the public or became so through no fault of the recipient party;

(iii) the information is subsequently disclosed to the recipient party by a third party that has the right to disclose it free of any obligations of the disclosing party; or

(iv) the information is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly to enable such other party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

C. The parties agree to keep the nature, existence and terms of this Agreement confidential until first publicly announced by the parties pursuant to a joint press release mutually approved by the parties. The content and timing of all press releases and similar public communications regarding this Agreement and the subject matter hereof will be mutually agreed to in writing by the parties, and neither party may make or issue any public announcement or press release that refers to the other party or describes any aspect of this Agreement without having first received the prior written consent of the other party. Notwithstanding the foregoing, either party may make any public announcement or disclosure that it reasonably believes is required by law, rule or regulation of any governmental authority or other regulatory body (including, without limitation, the SEC or the FDA).

D. Notwithstanding the provisions of this Section 19, CBL shall have the right to disclose Confidential Information, including CCF Technology, to its sublicensees, agents, consultants, Affiliates or other third parties (collectively, “Agents”) in accordance with this paragraph. Such disclosure shall be limited only to those Agents involved in the research, development, manufacturing, marketing or promotion of Products. Any such Agents must agree in advance and in writing to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement. In addition, CBL and its Agents may make disclosure of such Confidential Information of CCF as may be necessary in order to obtain or maintain any Regulatory Approvals, including, in connection with clinical trials, regulatory applications and filings, and otherwise.

Section 20. Anti-Kickback Statute and Stark Law Compliance.

By entering into this Agreement, the parties specifically intend to comply with all applicable laws, rules and regulations, including (i) the federal anti-kickback statute (42 U.S.C. § 1320a-7b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. §1395nn). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the parties agree to negotiate in good faith revisions to the provision or provisions that are in violation. In the event the parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either party may terminate this agreement upon sixty- (60) days prior written notice to the other party.

Section 21. Eligibility to Participate in Federal Health Care Programs.

By signing this agreement, CBL hereby represents and warrants the following: (a) that is has not been debarred, excluded, suspended or otherwise determined to be ineligible to participate in any federal health care programs (collectively, “Debarment” or “Debarred”, as applicable); and (b) that it shall not knowingly employ or contract with, with or without compensation, any individual or entity (singularly or collectively, “Agent”) listed by a federal agency as Debarred. To comply with this provision, CBL shall make reasonable inquiry into the status of any Agent contracted or arranged by CBL to fulfill the terms of this Agreement. In the event that CBL and/or Agent either (i) becomes Debarred or (ii) receives notice of action or threat of action with respect to its Debarment during the term of this Agreement, CBL agrees to notify CCF immediately. CBL agrees to timely notify CCF in the event that CBL has identified or reasonably suspects potential violations associated with its performance under this Section, and the nature of such potential violation, to enable CCF to take prompt corrective action. Further, in the event that CBL or Agent becomes Debarred as set forth above and such Debarment shall have become final and non-appealable, this Agreement relative to such entity or individual’s participation hereunder may be terminated upon written notice.

Section 22. Alternative Dispute Resolution.

A. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly between officials who have authority to settle the controversy.

B. If the matter has net been resolved by negotiation within thirty- (30) days, the parties shall attempt in good faith to settle the dispute by mediation under the then-current rules of the American Arbitration Association (“AAA”). The neutral third party will be selected from the panel of neutrals of the AAA in accordance with the selection process of the AAA.

C. If the matter has not been resolved by mediation within sixty- (60) days of the initiation of such procedure, or if either party will not participate in a mediation, the dispute shall be settled by arbitration in accordance with the then-current Commercial Rules of Arbitration of the AAA, by a sole arbitrator selected from the AAA panel of neutrals in accordance with its procedure for the selection of arbitrators. The United States Arbitration Act, 9 U.S.C. §1-16, shall govern the arbitration, and any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator. The parties agree that any mediation or arbitration shall be held in Cleveland, Ohio.

Section 23. Authority.

The persons signing on behalf of CCF and CBL hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

Section 24. Publication.

To avoid loss of patent rights as a result of premature public disclosure of patentable information, CCF agrees to submit to CBL, at least forty-five (45) days prior to submission for publication or disclosure materials intended for publication or disclosure relating to inventions, discoveries or information within the Licensed Rights, or that may include an Option Invention. CBL shall notify CCF within thirty-five (35) days of receipt of such materials whether CCF desires to file a patent application on any invention disclosed in such materials. In the event that CBL desires to file such a patent application, CCF shall withhold publication and disclosure of patentable information for a period not to exceed ninety (90) days from the date of receipt of such materials by CBL. Further, if such material contains Confidential Information that CBL has provided to CCF, CCF agrees to remove such Confidential Information from the proposed publication or disclosure. The parties understand and agree that the foregoing time periods may be modified by written agreement of the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

THE CLEVELAND CLINIC FOUNDATION:
By: /s/ Michael O’Boyle	Date: 12/20 , 2004
Name: Michael O’Boyle
Title: Chief Financial Officer
THE CLEVELAND BIOLABS, INC.:
By:/s/ Michael Fonstein	Date: 12/20 , 2004
Name: Michael Fonstein
Title: Chief Executive Officer
Acknowledged (not a signatory):
By: /s/ Christopher M. Cobur	Date: 12/20 , 2004
Name: Christopher M. Coburn
Title: Executive Director, CCF Innovations

By: /s/ Andrei Gudkov, PhD	Date: 12/20 , 2004
Name: Andrei Gudkov, PhD
Title: Chairman, Department of Molecular Biology, The Cleveland Clinic Foundation
By:/s/ Paul DiCorletto, PhD	Date: 12/20 , 2004
Name: Paul DiCorletto, PhD
Title: Director, Lerner Research Institute, The Cleveland Clinic Foundation
Approved as to Form (not a signatory):
By:/s/ Theodore C. Theofrastous, Esq.	Date: 12/20 , 2004
Name: Theodore C. Theofrastous, Esq.
Title: Chief Commercialization Counsel CCF Innovations

APPENDIX A

DEFINITIONS

A. “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of seventy-five percent (75%) or more of the outstanding voting securities of an entity, or the right to receive seventy-five percent (75%) or more of the profits or earnings of an entity shall be deemed to constitute control. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control upon written consent of CCF, which will not be unreasonably withheld. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

B. “CCF Technology” shall mean all CCF’s unpatented inventions, know-how, trade secrets, analysis, discoveries, techniques, methods, clinical and other data, and other intellectual property relating to the research of Doctor or arising out of or in direct connection with work of Doctor in the field of regulating cell death: (i) curing cancer treatment side effects by differential modulation cell death / survival mechanisms uniquely deregulated in cancer cells; (ii) selective sensitization of cancer cells to treatment by using the same approach; (iii) using anti-apoptotic proteins secreted by microbial parasites to cure tissue damage associated with cancer treatment, inflammation and other pathologies (stroke, heart attack).

C. “Control” or “Controlled” shall mean, with respect to any intellectual property right, possession of the ability, whether by ownership or license, to assign, or to grant a license, sublicense, immunities or other rights as provided for herein to such item or under such right without violating the terms of any agreement or other arrangement with any Third Party.

D. “Development Plan” shall mean CBL’s Products research and development plan having at least the information specified in Appendix D to this Agreement. The Development Plan shall be sent to the address specified in Appendix E.

E. “Development Report” shall mean a written account of CBL’s progress under the Development Plan having at least the information specified in Appendix E to this Agreement.

F. “Improvement” shall mean any modification of an invention described in the Licensed Patents that, if unlicensed, would infringe one or more claims of any Licensed Patent.

G. “Innovation” shall mean all inventions, discoveries and enhancements and all data resulting in whole or in part from the practice of the Licensed Rights.

H. “Licensed Field” shall mean shall mean the practice, production, manufacture, sale and use of the Licensed Rights for the discovery, development and commercialization of methods, techniques, devices, systems, animals and therapeutics in the field of regulating cell death:

(i) CBLC100 series: small molecules that restore the activity of p53 tumor suppressor in cancers, including renal cell carcinomas, sarcomas, prostate cancers and other types of malignancies; curaxines and derivatives thereof are representative examples of this category;

(ii) CBLB101 series: substances of biological nature (i.e., cytokines, chemokines and other secreted molecules) and their bioactive derivatives produced by tumor cells and capable of modulating cell survival; TGFβ2 and derivatives thereof and derivatives thereof are representative examples of this category;

(iii) CBLB501 series: natural factors produced by extracellular parasites and symbionts of humans and other mammalian species and their bioactive derivatives capable of modulating cell survival mechanisms of host cells; flagellin of Salmonella typhimurium and derivatives thereof are representative examples of this category;

(iv) CBLC500 series: small molecules modulating tumor and normal cell sensitivity to cytotoxic chemicals by altering activity and substrate specificity of multidrug transporters; inhibitors of MRP1 and derivatives thereof are representative examples of this category.

I. Licensed Patents.

(i) “Licensed Patents” shall mean any and all rights in and to:

(a) the patents and patent applications described in Appendix G hereto (the “Existing Patent Rights”) and all patents anywhere in the world issuing thereon;

(b) any patent or patent application of any kind anywhere in the world that claims or discloses any of the Licensed Rights; and

(c) all divisions, continuations, continuations-in-part, patents of addition, patents, substitutions, registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing applications and patents, and to the extent the same claim and disclose an Option Invention, with respect to which CBL exercises its option pursuant to Section 2.D above to include the same within the Licensed Patents.

(ii) In the event that CCF is a joint owner of an invention by reason of the fact that an employee or consultant of CBL is a joint inventor of such an invention, it is understood that the Licensed Patents include only CCF’s rights as a joint owner of the patents and patent applications that claim such joint invention. From time to time during the term of this Agreement, upon request by either party, CBL and CCF shall update Appendix G hereto to include all patent applications and patents that are within the Licensed Patents.

J. “Licensed Rights” shall mean, collectively inventions, discoveries and information covered by Licensed Patents or CCF Technology within the Licensed Field.

K. “Licensed Territory” shall be worldwide.

L. “Products” shall refer to and mean any and all products that employ or are in any way produced by the practice of the Licensed Rights.

M. “Regulatory Approval” shall mean for each country in the Licensed Territory all permits, consents and approvals required to lawfully manufacture, import, market, sell and use Products in the Licensed Field.

N. “Net Sales” shall mean the gross amount collected from sales of Products to the end-user of such Products, less (i) trade, cash and quantity discounts actually allowed or paid; (ii) credits, allowances and adjustments actually granted to customers; (iii) charge back payments and rebates granted to managed care organizations or to federal, state, local or foreign governments, their agencies, and purchasers and reimbursers or to trade customers, including, but not limited to, wholesalers and buying groups; (iv) separately itemized or allocated (in direct proportion to the amount of sales of such Products bears to the total amount of sales of all CBL products) shipping costs, insurance or other transportation costs, to the extent not paid or absorbed by non-Affiliate purchasers of such Products; and (v) sales, use and/or other excise taxes or duties actually paid. All costs shall be determined in accordance with generally accepted accounting principles.

O. “Sales” or “Sell” or “Sold” shall mean the transfer or disposition of a Product for value to a party other than CBL or an Affiliate.

P. “Sublicensee” shall mean the sublicensee, other than an Affiliate, of any Licensed Rights.

APPENDIX B

COMMON STOCK SUBSCRIPTION AGREEMENT

APPENDIX C

CCF ROYALTY REPORT (Example)

Licensee:__________________________________________	Agreement No:___________________________________
Inventor:___________________________________________	CCF Case No.____________________________________
Period Covered: From: / /	Through: / /
Prepared By: _______________________________________	Date:___________________________________________
Approved By:________________________________________	Date:___________________________________________

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type: Single Product Line Report: _________________________________________
Multi-product Summary Report. Page 1 of ____________ Pages
Report Currency: U. S. Dollars Other________________________________________

Country	Gross Sales	Less Itemized Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:
Total Royalty: ________________		Conversion Rate: ________________		Royalty in U.S. Dollars: $________________

APPENDIX D

DEVELOPMENT PLAN

CBL shall submit a development plan of the scope outlined below to CCF within ninety-(90) days of the execution of this Agreement In general, the plan should provide CCF with a summary overview of the activities that CBL believes are necessary to make Products available for sale in the commercial marketplace. Please note - a current or updated business plan may be substituted for a Development Plan provided that specific milestones are identified in the plan and all of the topics identified below are covered.

I. Development Program

A. Development Activities to be Undertaken

(Please break activities into subunits with the date of completion of major milestones)

1.

2.

.

.

B. Estimated Total Development Time

II. Governmental Approval

A. Types of submissions required

B. Government agency e.g. FDA, USDA, etc.

III. Proposed Market Approach

IV. Competitive Information

A. Potential Competitors

B. Potential Competitive Devices/Compositions

C. Known Competitor’s plans, developments, technical achievements

D. Anticipated Date of Product Launch

Total Length: approximately 2-3 pages

APPENDIX E

DEVELOPMENT REPORT

A. Date development plan initiated and time period covered by this report.

B. Development Report (4-8 paragraphs).

1.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C. Future Development Activities (4-8 paragraphs).

1.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.	Estimated total development time remaining before a product will be commercialized.

D. Changes to initial development plan (2-4 paragraphs).

1. Reasons for change.

2. Variables that may cause additional changes.

E. Items to be provided if applicable:

1.	Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.
Development work being performed by third parties other than CBL to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

CCF Innovations
Attn.: Executive Director
9500 Euclid Avenue / Mailcode D-20
Cleveland, OH 44195

APPENDIX F

RESEARCH AND DEVELOPMENT MILESTONES

APPENDIX G

LICENSED PATENT APPLICATION AND PATENTS

U.S. Provisional Patent Application 60/526,538 - “Methods of Inhibiting Apoptosis Using Latent TGFβ"

U.S. Provisional Patent Application 60/526,666 - “Methods of Identifying of Modulators of Apoptosis From Parasites and Uses Thereof”

U.S. Provisional Patent Application 60/526,496 - “Methods of Inhibiting Apoptosis Using Inducers of NF-kB”

U.S. Provisional Patent Application 60/526,667 - “Methods of Inhibiting Apoptosis Using Latent TGFβ”

U.S. Provisional Patent Application 60/526,460 - “Methods of Protecting Against Radiation Using Inducers of NF-kB”

U.S. Provisional Patent Application 60/526,461 - “Methods of Protecting Against Radiation Using Flagellin”

U.S. Provisional Patent Application 60/571,149 - “Small Molecules Inhibitors of MRP1 and Other Multidrug Transporters”

U.S. Provisional Patent Application 60/589,637 - “Activation of p53 and Inhibition of NF-kB for cancer treatment”